Rider A

BlackRock Funds III:  LifePath® Retirement Portfolio, LifePath 2020 Portfolio®, LifePath® 2025 Portfolio, LifePath 2030 Portfolio®, LifePath® 2035 Portfolio, LifePath 2040 Portfolio®, LifePath® 2045 Portfolio, LifePath® 2050 Portfolio and LifePath® 2055 Portfolio (each, a “LifePath Portfolio” and collectively, the “LifePath Portfolios”)

77D(g)
Policies with respect to security investments

The Board of Trustees of BlackRock Funds III (the “Trust”) approved a change to each LifePath Portfolio’s investment objective.  Each LifePath Portfolio is a series of the Trust.  These changes became effective July 1, 2014.

As amended, the investment objective of each LifePath Portfolio is set forth below.

The investment objective of LifePath® Retirement Portfolio is to seek to provide for retirement outcomes based on quantitatively measured risk.  In pursuit of this objective, LifePath® Retirement Portfolio will be broadly diversified across global asset classes.

The investment objective of each of LifePath 2020 Portfolio®, LifePath® 2025 Portfolio, LifePath 2030 Portfolio®, LifePath 2035® Portfolio, LifePath 2040 Portfolio®, LifePath® 2045 Portfolio, LifePath® 2050 Portfolio and LifePath® 2055 Portfolio is to seek to provide for retirement outcomes based on quantitatively measured risk.  In pursuit of this objective, each of these LifePath Portfolios will be broadly diversified across global asset classes, with asset allocations becoming more conservative over time.

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